NORTHROP GRUMMAN CORPORATION
                     MARCH 2000 CHANGE-IN-CONTROL
                            SEVERANCE PLAN




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                     NORTHROP GRUMMAN CORPORATION
              MARCH 2000 CHANGE-IN-CONTROL SEVERANCE PLAN

Article 1.     Establishment, Term, and Purpose

     .1. Establishment of the Plan. Northrop Grumman Corporation (hereinafter referred to as the "Company") hereby establishes a change in control severance plan to be known as the "Northrop Grumman Corporation March 2000 Change-in-Control Severance Plan" (the "Plan"). This Plan shall become effective March 1, 2000 (the "Effective Date").

     .2. Term of the Plan. This Plan will commence on the Effective Date and shall continue in effect through February 28, 2003. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one (1) additional year, unless the Committee delivers written notice at least six (6) months prior to the end of such term, or extended term, to each Participant that this Plan will not be extended, and if such notice is timely given this Plan will terminate at the end of the term then in progress; provided, however, that this provision for automatic extension shall have no application following a Change in Control.

     However, in the event a Change in Control occurs during the original or any extended term, this Plan will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Participants. Any subsequent Change in Control ("Subsequent Change in Control") that occurs during the original or any extended term shall also continue the term of this Plan until the later of: (i) twenty-four (24) months beyond the month in which such Subsequent Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Participants; provided, however, that if a Subsequent Change in Control occurs, it shall only be considered a Change in Control under this Plan if it occurs no later than twenty-four (24) months after the immediately preceding Change in Control or Subsequent Change in Control.

     .3. Purpose of the Plan. The purpose of this Plan is to provide for continuity in the management of the Company by offering certain key employees of the Company employment protection and financial security in the event of a Change in Control of the Company.

Article 2.     Definitions

     Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

     (a) "Base Salary" means the salary of record paid to a Participant by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

     (b) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     (c) "Beneficiary" means the persons or entities designated or deemed designated by a Participant pursuant to Section 10.2 herein.

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     (d)  "Board" means the Board of Directors of the Company.

     (e) "Cause" shall mean the occurrence of either or both of the following:

          (i) The Participant's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

          (ii) The willful engaging by the Participant in misconduct which would have resulted in his or her termination by the Company under its policies and practices applicable to the Participant on September 1, 1999 (or, in the case of a Participant hired by the Company after September 1, l999, those policies and practices applicable to the Participant on his or her date of hire). However, no act or failure to act, on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     (f) "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

          (i) Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty three and one-third percent (33-1/3%) or more of the combined voting power of the Company's then outstanding securities and for purposes of this subsection (i) "Person" or "group" shall not include underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution.

          (ii) On any day after the Effective Date (the "Measurement Date") Continuing Directors cease for any reason to constitute a majority of the Board. A director is a "Continuing Director" if he or she either:

               (1)  was a member of the Board on the applicable
                    Initial Date (an "Initial Director"); or

               (2) was elected to the Board, or was nominated for election by the Company's stockholders, by a vote of at least two-thirds (2/3) of the Initial
                    Directors then in office.

               A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office.

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               "Initial Date" means the later of (1) the Effective
               Date or (2) the date that is two (2) years before the Measurement Date.

          (iii) The Company is liquidated; all or substantially all of the Company's assets are sold in one or a series of related transactions; or the Company is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, an event described in this clause (iii) that occurred prior to the Effective Date shall not constitute a Change in Control.

     (g) "Code" means the United States Internal Revenue Code of 1986, as amended.

     (h) "Committee" means the Compensation and Management Development Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation and Management Development Committee.

     (i) "Company" means Northrop Grumman Corporation, a Delaware corporation (including, for purposes of determining whether a Participant is employed by the Company, any and all subsidiaries specified by the Committee), or any successor thereto as provided in
          Article 10 herein.

     (j) "Disability" shall mean, for all purposes of this Plan, the incapacity of a Participant, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company, such Disability to be determined by the Committee upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Committee, who are qualified to give such professional medical advice.

     (k)  "Effective Date" means March 1, 2000.

     (l) "Effective Date of Termination" means the date on which a Qualifying Termination occurs.

     (m) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     (n) "Good Reason" means, without the Participant's express written consent, the occurrence of any one or more of the following:

          (i) If the Participant is a vice president, the Participant's loss of vice president status (other than a promotion to a higher level officer); provided that the Participant's loss of vice president status will not, in and of itself, constitute Good Reason if the Participant's lack of a vice president title is generally consistent with the manner in which the title of vice president is used within the Participant's business unit. For the purposes of the preceding sentence, the Participant's lack of a vice-president title will only be considered generally consistent with the manner in which such title is used if most persons in the business unit with authorities, duties, and responsibilities comparable to those of the Participant immediately prior to the commencement of the Protected Period do not have the title of vice-president.

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          (ii) A reduction by the Company in the Participant's Base Salary as in
               effect on the Effective Date or as the same shall be increased from time to time.

          (iii) A material reduction in the aggregate value of the Participant's level of participation in any of the Company's short and/or long-term incentive compensation plans (excluding stock-based incentive compensation plans), employee benefit or retirement plans, or policies, practices, or arrangements in which the Participant participates immediately prior to the start of the Protected Period.

          (iv) A material reduction in the Participant's aggregate level of participation in the Company's stock-based incentive compensation plans from the level in effect immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate level of participation shall not be deemed to be "Good Reason" if the reduced level of participation remains substantially consistent with the average level of participation of other employees who have positions commensurate with the position held by the Participant immediately prior to the start of the Protected Period.

          (v) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Plan, as contemplated in Article 10 herein.

          (vi) Any purported termination by the Company of the Participant's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.8 herein and for purposes of this Plan, no such purported termination shall be effective.

     (o) "Participant" means an employee of the Company who fulfills the eligibility and participation requirements, as provided in Article 3 herein.

     (p) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

     (q) "Plan" means this Northrop Grumman Corporation March 2000 Change-in-Control Severance Plan.

     (r)  "Qualifying Termination" means any of the events described in
          Section 4.3(a) herein.

     (s) "Severance Benefits" means the payments and/or benefits provided in Section 4.4 herein.

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Article 3.     Participation

     .1. Eligible Employees. Individuals eligible to participate in this Plan shall include such employees of the Company as may be determined by the Committee in its sole discretion.

     .2. Participation. Subject to the terms of this Plan, the Committee may, from time to time select from all eligible employees those who shall participate in this Plan. The Committee also may, from time to time and by written notice to the affected Participant(s), remove any previously-selected Participant(s) from continued participation in this Plan; provided that any removal of a Participant shall not be effective if it occurs after the commencement of the Protected Period
(as such term is defined in Section 4.3(b)).

Article 4.     Severance Benefits

     .1. Right to Severance Benefits. A Participant shall be entitled to receive from the Company Severance Benefits, as described in Section
4.4 herein, if the Participant has incurred a Qualifying Termination as described in Section 4.3.

     Participants shall not be entitled to receive Severance Benefits if they are terminated for Cause, or if their employment with the Company ends due to death or Disability, or due to a voluntary termination of employment by the Participant without Good Reason.

     .2. Services During Certain Events. In the event a Person begins a tender or exchange offer, circulates a proxy to stockholders of the Company, or takes other steps seeking to effect a Change in Control, each Participant agrees that he or she will not voluntarily leave the employ of the Company and will render service until such Person has abandoned or terminated his or its efforts to effect a Change in Control, or until six (6) months after a Change in Control has occurred; provided, however, that the Company may terminate the Participant's employment for Cause at any time, and the Participant may terminate his or her employment at any time after the Change in Control for Good Reason.

 .3.       Qualifying Termination.

     (a) The occurrence of any one or more of the following events within the Protected Period (as such term is defined in Section 4.3(b)) corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a Qualifying Termination and trigger the payment of Severance Benefits to a Participant under this Plan:

          (i) An involuntary termination of the Participant's employment by the Company for reasons other than Cause;

          (ii) A voluntary termination of employment by the Participant for Good Reason;

          (iii) A successor company fails or refuses to assume by written instrument the Company's obligations under this Plan, as required by Article 10 herein; or

          (iv) The Company or any successor company repudiates or breaches any of the provisions of this Plan.

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          If more than one of the events set forth in this subsection occurs, such events shall constitute but a single Qualifying Termination and the Participant shall be entitled to but a single payment of the Severance Benefits.

     (b) The "Protected Period" corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

          (i) If the Change in Control is triggered by a tender offer for shares of the Company's stock or by the offeror's acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

          (ii) If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

          (iii) In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

     (c) Notwithstanding anything else contained herein to the contrary, a Participant's termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

     (d) Notwithstanding anything else contained herein to the contrary, the termination of a Participant's employment shall not constitute a Qualifying Termination if the termination (or events giving rise to Good Reason) would have otherwise occurred as part of the predictable consequences of a corporate restructuring or downsizing program that commenced prior to the Protected Period.

     (e) Notwithstanding anything else contained herein to the contrary, a Participant shall not be entitled to Severance Benefits under this Plan if the Participant receives or is entitled to receive severance benefits under a Northrop Grumman Corporation Special Agreement, under a Northrop Grumman Corporation March 2000 Special Agreement, or under the Northrop Grumman Corporation Change-In-Control Severance Plan.


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     .4.  Description of Severance Benefits.  In the event that a
Participant becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.3 herein, the Company shall pay to the Participant and provide him or her with the following:

     (a) An amount equal to two (2) times the highest rate of the Participant's annualized Base Salary in effect at any time up to and including the Effective Date of Termination.

     (b) An amount equal to two (2) times the greater of: (i) the average of the Participant's bonus earned with respect to the three (3) full fiscal years prior to the Effective Date of Termination; or (ii) the Participant's target annual bonus established for the bonus plan year in which the Participant's Effective Date of Termination occurs.

     (c) An amount equal to the Participant's unpaid Base Salary and accrued vacation pay through the Effective Date of Termination.

     (d) An amount equal to the Participant's unpaid targeted annual bonus, established for the plan year in which the Participant's Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

     (e) A continuation of the welfare benefits of medical insurance, dental insurance, group term life insurance and participation in any disability plan for two (2) full years after the Effective Date of Termination. These benefits shall be provided to Participants at the same premium cost, and at the same coverage level, as in effect as of the Participant's Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner.

          The continuation of these welfare benefits shall be discontinued prior to the end of the two (2) year period in the event the Participant has available substantially similar benefits from a subsequent employer, as determined by the Committee.

     (f) Except as provided in Section 4.9, a lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by the Participant as of the Effective Date of Termination under the qualified defined benefit pension plan or plans in which the Participant participates (the "qualified plan"), and under any and all supplemental retirement plans in which the Participant participates. For this purpose, such benefits shall be calculated as if the Participant's employment continued for two full years following the Effective Date of Termination (i.e., the Participant receives two additional years of vesting and benefit accruals, and his age is also increased two years from his age as of the Effective Date of Termination); provided, however, that for purposes of determining "Final Average Pay" under such plans, the Participant's actual pay history as of the Effective Date of Termination shall be used; and in addition, there shall be offset from the lump sum payment the actuarial present value equivalent of benefits payable (calculated assuming that the Participant retired and went into pay status under the terms of the qualified plan in which he participates on or as soon as possible after his Effective Date of Termination) to the Participant from the qualified plan as actually accrued by the Participant through the Effective Date of Termination under the qualified plan (or such other date as determined under the terms of the qualified plan); the intent of this provision being that the qualified plan benefits will be paid in the normal course under the terms of the qualified plan, with additional benefits payable as a result of the imputation of age and service under this provision being paid from this Plan; and such additional two years of age and service to count towards eligibility under one or more of the Company retiree medical programs for which the Participant would have been eligible absent any such termination.

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     (g)  A lump-sum cash payment of the entire balance of the
          Participant's compensation which has been deferred under the Company's nonqualified deferred compensation plan(s) together with all interest that has been credited with respect to such deferred compensation balance.

     .5. Termination for Total and Permanent Disability. Following a Change in Control of the Company, if a Participant's employment is terminated due to Disability, the Company shall pay the Participant his or her full Base Salary and accrued vacation through the effective date of the Participant's termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and, following the effective date of the Participant's termination, the Participant's benefits shall be determined in accordance with the Company's disability, retirement, insurance, and other applicable plans and programs then in effect and the Company shall have no further obligations to the Participant under this Plan; provided, however, that if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Participant, the Participant would have been entitled to invoke any of the clauses of
Section 4.3(a) of this Plan if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to collect immediately his full Severance Benefits hereunder.

     .6. Termination for Retirement or Death. Following a Change in Control of the Company, if a Participant's employment is terminated by reason of his or her retirement or death, the Company shall pay the Participant his or her full Base Salary and accrued vacation through the date of the Participant's death or retirement, as applicable, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and, following the date of the Participant's death or retirement, as applicable, the Participant's benefits shall be determined in accordance with the Company's survivor's benefits, retirement, insurance, and other applicable plans and programs then in effect and the Company shall have no further obligations to the Participant under this Plan; provided, however, that if immediately prior to the Participant's retirement (but not death), the Participant would have been entitled to invoke any of the clauses of Section 4.3(a) of this Plan if he had terminated at that time, then upon his retirement he shall (subject to Section 4.3(c)) be entitled to collect immediately his full Severance Benefits hereunder.

     .7. Termination for Cause or by a Participant Other Than for Good Reason or Retirement. Following a Change in Control of the Company, if a Participant's employment is terminated either: (i) by the Company for Cause; or (ii) by the Participant other than for retirement and other than for Good Reason, the Company shall pay the Participant his or her full Base Salary and accrued vacation through the effective date of the Participant's termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Participant under this Plan.

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     .8.  Notice of Termination.  Any termination by the Company for Cause or by a Participant for Good Reason shall be communicated by Notice of Termination. For purposes of this Plan, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated. If a Participant is terminating for Good
Reason hereunder, the Notice of Termination shall be effective on the date specified in Section 11.6 of this Plan.

     .9.  Alternative Form of Payment Election.

     (a) Section 4.4(f) contains a provision for a lump sum cash payout of the actuarial present value equivalent of the aggregate benefits accrued by Participants under supplemental nonqualified plans. For Participants who timely elect an alternative form of payment in accordance with Section 4.9(d), that lump sum override of the form of payment provisions of other plans is rescinded. Accordingly, the form of payment of benefits under those plans with respect to those Participants will be determined in accordance with the provisions of those plans.

     (b) A Participant's rescission of the lump sum override in accordance with Section 4.9(a) is not meant to have any effect on the lump sum payout provision in Section 4.4(f) with respect to the 2+2 benefits (i.e., the imputed two additional years of vesting and benefit accruals and two years of age). Accordingly, a Participant's 2+2 benefits shall be paid in a lump sum in accordance with Section 4.4(f) notwithstanding a Participant's alternative form of payment election (if any).

     (c) If the payout provisions in other supplemental nonqualified retirement plans made operative by the rescission of the lump sum override in accordance with Section 4.9(a) contain reduction in benefit provisions (such as forfeitures or penalties attached to a lump sum election), the reduced amounts will not be restored by this Plan.

     (d) An individual who is a Participant on the Effective Date may elect the alternative form of payment described in Section 4.9(a) on a form and in the manner prescribed by the Committee; provided that (i) in order to be effective, such election must be received by the Committee before the close of business on March 1, 2000, and (ii) such election will not apply to any Severance Benefits that relate to a Change in Control that occurs on or before June 1, 2000. An individual who first becomes a Participant after the Effective Date may elect the alternative form of benefit described in Section 4.9(a) on a form and in the manner prescribed by the Committee; provided that (i) in order to be effective, such election must be received by the Committee before the close of business on the day that is sixty (60) days after the date the individual first becomes a Participant, and (ii) such election will not apply to Severance Benefits that relate to a Change in Control that occurs on or before the date that is six (6) months after the date the Committee receives the election.

Article 5.     Form and Timing of Severance Benefits

     .1. Form and Timing of Severance Benefits. The Severance Benefits described in Section 4.4(a), 4.4(b), 4.4(c), 4.4(d), 4.4(f) (except as provided in Section 4.9), and 4.4(g) herein shall be paid in cash to the Participant in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

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     .2.  Withholding of Taxes.  The Company shall be entitled to withhold from any amounts payable under or pursuant to this Plan all taxes as legally shall be required (including, without limitation, any United
States Federal taxes, and any other state, city, or local taxes).

Article 6.     Excise Tax Limitation

     .1.  Determination of Termination Payment Limit.

     (a) Notwithstanding anything contained in this Plan to the contrary, to the extent that any payment or distribution of any type to or for a Participant by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of Code and regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1) less than the amount which would cause the Total Payments to be subject to the Excise Tax.

          Unless the Participant shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined); provided that, if the Participant does not give prior written notice, the reduction shall first occur to benefits (cash or non-cash) arising under this Plan. Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant's rights and entitlements to any benefits or compensation.

     (b) The determination of whether the Total Payments shall be reduced as provided in Section 6.1(a) and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by the Company from among the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Participant within ten (10) days of the Effective Date of Termination.

     .2.  Right to Elect a Determination by Outside Counsel.  Within twenty
(20) days following delivery of the Accounting Firm's Determination, the Participant shall have the right, at the Company's expense, to obtain the opinion of an "outside counsel," which opinion need not be unqualified, which sets forth: (i) the amount of the Participant's "annualized includible compensation for the base period" (as defined in Code Section 280G(d) (1)); (ii) the present value of the Total
Payments; and (iii) the amount and present value of any "excess parachute payment." The opinion of such outside counsel shall be supported: by the opinion of a certified public accounting firm and, if necessary or required by the Company, a firm of recognized executive compensation consultants. The outside counsel's opinion shall be binding upon the Company and the Participant. The Company shall pay (or, to the extent paid by the Participant, reimburse the Participant for) the certified public accounting firm's and, if applicable, the executive compensation consultant's reasonable and customary fees for rendering such opinion. For purposes of this
Section 6.2, "outside counsel" means a licensed attorney selected by the Participant who is recognized in the field of executive compensation and has experience with respect to the calculation of the Excise Tax; provided that the Company must approve the Participant's selection, which approval shall not be unreasonably withheld.

     In the event that the outside counsel determines that there would be an "excess parachute payment," the Severance Benefits hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1) less than the amount which would cause the Total Payments to be subject to the Excise Tax. Any reduction to the Total Payments to effectuate the foregoing shall be made in accordance with the second paragraph of Section 6.1(a).

     The provisions of this Section 6.2, including the calculations, notices, and opinion provided for herein shall be based upon the conclusive presumption that: (i) the compensation and benefits provided for in Section 4.4 herein, and (ii) any other compensation earned prior to the Effective Date of Termination by the Participant pursuant to the Company's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control), are reasonable.

     .3. Subsequent Recalculation. As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm or the outside counsel under this Article 6, it is possible that Total Payments to the Participant which will not have been made by the Company should have been made ("Underpayment"). The Accounting Firm (or, if outside counsel was selected in accordance with Section 6.2, the outside counsel) shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

     If, despite the application of the prior provisions of this
Article 6, there is a final determination that the Total Payments (after giving effect to any prior reduction in accordance with this Article 6) result in the imposition of any Excise Tax, then the amount of such Total Payments that exceeds an amount equal to one dollar ($1) less than the applicable threshold under Section 280G of the Code shall be deemed to be a loan from the Company to the Participant and the Participant shall promptly reimburse the Company for the amount of such excess together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Participant to the date the same is repaid to the Company. For purposes of the preceding sentence, the term "final determination" means a determination by the Internal Revenue Service which is not contested by either the Participant or the Company or, if a determination by the Internal Revenue Service is contested, a final determination by a court of competent jurisdiction.

Article 7.     The Company's Payment Obligation

     .1. Payment of Obligations Absolute. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Participant or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 6 or
Article 8.

     Participants shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 4.4(e) herein.

     .2. Contractual Right to Benefits. This Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder. The Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Participant is entitled to benefits under this Plan, there shall be a presumption that the Participant is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

     .3. Pension Plans. All payments, benefits and amounts provided under this Plan shall be in addition to and not in substitution for any pension rights under the Company's tax-qualified pension plan, and any disability, workers' compensation or other Company benefit plan distribution that a Participant is entitled to at his or her Effective
Date of Termination. Notwithstanding the foregoing, this Plan shall not create an inference that any duplicate payments shall be required.

Article 8.     Resolution of Disputes

     .1. Arbitration of Claims. The Company and the Participant hereby consent to the resolution by arbitration of all claims or controversies arising out of or in connection with this Plan, that the Company may have against the Participant, or that the Participant may have against the Company or against its officers, directors, employees or agents acting in their capacity as such. Each party's promise to resolve all such claims or controversies by arbitration in accordance with this Plan rather than through the courts, is consideration for the other party's like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Participant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

     All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be advanced and borne by the Company; provided, however, that if it is finally determined that the Participant did not commence the arbitration in good faith and had no reasonable basis therefore, the Participant shall repay all advanced fees and expenses and shall reimburse the Company for its reasonable legal fees and expenses in connection therewith.

     Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. ("JAMS"), in accordance with the JAMS procedures then in effect. The party who did not initiate the claim can designate between JAMS or AAA (the "Tribunal"). The arbitration shall be held in the city in which the Participant is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location. Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.

     The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.

     The arbitrator shall interpret this Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Plan. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

     The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

     .2. Discovery. Each party shall have the right to take the deposition of one individual and any expert witness(es) designated by another party. Each party shall also have the opportunity to obtain documents from another party through one request for production of documents. Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need. Any disputes regarding depositions, requests for production of documents or other discovery shall be submitted to the arbitrator for determination.

     .3. Subpoenas. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing by requesting a subpoena from the arbitrator. Any such request shall be served on all other parties, who shall advise the arbitrator in writing of any objections that the party may have to issuance of the subpoena within ten (10) calendar days of receipt of the request.

     .4. Designation of Witnesses. At least thirty (30) calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all exhibits intended to be used at the arbitration.

Article 9.     Outplacement Assistance

     Following a Qualifying Termination (as described in Section 4.3 herein) the Participant shall be reimbursed by the Company for the costs of all outplacement services obtained by the Participant within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Participant's Base Salary as of the Effective Date of Termination.

Article 10.    Successors and Assignment

     .1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company's obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place. Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Plan and shall entitle Participants to compensation from the Company in the same amount and on the same terms as they would be entitled to hereunder if they had terminated their employment with the Company voluntarily for Good Reason. Except for the purpose of implementing the foregoing, the date on which any such succession becomes effective shall be deemed a Participant's Effective Date of Termination if the Participant so elects, but any delay or failure by a Participant to so elect shall not be a waiver or release of any rights hereunder which may be asserted at any time.

     .2. Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by each Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant's Beneficiary in accordance with the terms of this Plan. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant's devisee, legatee, or other designee, or if there is no such designee, to the Participant's estate.

Article 11.    Miscellaneous

     .1. Employment Status. Except as may be provided under any other written agreement between a Participant and the Company, the employment of the Participant by the Company is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Participant or the Company at any time, subject to applicable law.

     .2. Beneficiaries. Each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under this Plan. Participants may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

     .3. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

     .4. Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

     .5. Modification. No provision of this Plan may be modified, waived, or discharged unless as to a Participant such modification, waiver, or discharge is agreed to in writing and signed by each affected
Participant and by an authorized member of the Committee or its designee, or by the respective parties' legal representatives and successors.

     .6. Notice. For purposes of this Plan, notices, including Notice of Termination for Good Reason, and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S.
Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (i) if to the Participant, to his latest address as reflected on the records of the Company, and (ii) if to the
Company: Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067, Attn: President, or to such other address as the Company may furnish to the Participant in writing with specific reference to this Plan and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

     .7. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Plan. Any statutory reference in this Plan shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.